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                                                                      Exhibit 99


NEWS                                                       For Immediate Release
RELEASE                                                    Contact:  Vito DeLisi
                                                                    Madison Bank
                                                                  (215) 641-1111


                           MADISON BANCSHARES OF BLUE BELL

                    ANNOUNCES PAYMENT OF 20% STOCK DIVIDEND AFTER
                     POSTING RECORD PROFITS FOR FIRST NINE MONTHS

BLUE BELL, PA, October 22, 1997 -- Madison Bancshares Group, Ltd., the Pennsylvania bank holding company of Madison Bank of Blue Bell, PA, has announced the declaration of a 20% stock dividend, payable in shares of the Corporation's common stock, to shareholders of record of the corporation's 1,044,033 shares of common stock as of November 7, 1997. The dividend will be payable on or about November 21, 1997. No fractional shares will be issued in conjunction with this dividend.

Madison Bank reported a record 33% increase in profits for the nine months ended September 30, 1997 as compared to the same period in 1996. Net income at September 30, 1997 was $553,168 and net income at September 30, 1996 was $415,624. During this same period, the Bank's assets increased 27%, from $100,085,770 to $126,921,805. Madison also posted a 34% increase in deposits, totaling $108,443,328 and a 19% increase in loans, totaling $101,325,890, compared to this same period last year. Madison's equity capital continues to grow as a result of record earnings, from $7,839,448 to $8,535,771, a 9% increase.

According to Madison Bank CEO, Vito A. DeLisi, "This stock dividend payment represents the continued success of Madison Bank's community banking approach and branch expansion in the suburban Philadelphia financial market. Profits continue to be strong even after opening two new offices in the last year," DeLisi said.

Madison is currently servicing over 1,300 loan accounts and over 7,200 deposit accounts. Madison opened its fifth branch location on August 25, 1997 at 100 Main Street in Lansdale, PA and is continuing their expansion endeavors with a branch site recently approved at Rhawn and Verree Streets in the Greater Northeast Philadelphia area scheduled to open by February, 1998.

Madison Bank, headquartered in Blue Bell, PA, operates branch offices in the Madison Bank Building, Blue Bell, PA, Plymouth Square Shopping Center, Conshohocken, PA, Village of Centre Square, Blue Bell, PA, Lancaster Avenue in Strafford, PA, and the newly opened branch on Main Street, Lansdale, PA. Madison services commercial and personal accounts, offering services including; early morning, late evening and weekend banking hours; commercial, personal and mortgage loans; and money market and checking accounts with free MAC transaction.